Exhibit 99.1

LIBERTY CAPITAL REPORTS
SECOND QUARTER 2026 FINANCIAL AND OPERATING RESULTS

Englewood, Colorado, August 6, 2026 – Liberty Capital Corporation (“Liberty Capital”) (Nasdaq: GLIBA, GLIBK) today reported second quarter 2026 results.

Headlines include(1):

●	For the three months ended June 30, 2026, Liberty Capital(2) revenue was flat at $261 million, operating income was $29 million and Adjusted OIBDA(3) declined 11% to $96 million
●	Liberty Capital generated net cash provided by operating activities of $308 million and free cash flow(3) of $59 million over the trailing twelve months ended June 30, 2026
●	Re-financed certain GCI debt facilities with additional financing capacity during the quarter and repurchased $129 million of 2028 unsecured notes subsequent to quarter end
●	GCI expects to close the Quintillion acquisition this year
●	Liberty Capital intends to initiate a recurring quarterly dividend beginning in December 2026, with an aggregate amount of approximately $60 million annualized at inception

“Our priorities remain unchanged – namely driving operational excellence and growing free cash flow at GCI while generating shareholder value through opportunistic investments and capital returns at the parent company level,” said Liberty Capital CEO, Ron Duncan. “GCI delivered another solid quarter, reflecting the reliability and resiliency of our network infrastructure in connecting communities around Alaska. The Alaska operating company remains on track to deliver stable performance this year with a step-up in cash generation next year. This expected future growth in cash flow will support a quarterly dividend, which we intend to initiate at the parent level this December in tandem with continuing to evaluate attractive investment opportunities.”

Corporate Updates

On June 29, 2026, GCI amended its credit facility to secure up to $480 million of additional financing capacity, including a delayed draw incremental senior secured term A-1 loan facility of $155 million, an incremental revolving facility of $25 million for letters of credit and an incremental senior secured term A-2 loan facility of $300 million. The additional capacity supports the pending acquisition of Quintillion and provides additional liquidity for general corporate purposes, including refinancing or retirement of existing GCI indebtedness. Funding under the term A-1 loan and incremental revolving facility is contingent upon the closing of the Quintillion transaction. As of quarter end, GCI reduced its revolver balance to zero, net of letters of credit.

Following the end of the second quarter through July 31st, GCI purchased approximately $129 million principal amount of the outstanding Senior Notes due October 15, 2028 with cash on hand and borrowings under the revolver. Liberty Capital regularly assesses opportunities to proactively address the remaining Senior Notes.

In July 2026, the Executive Committee of Liberty Capital’s Board of Directors adopted a dividend policy providing for regular quarterly cash dividends on GCI Group common stock beginning in the fourth quarter of 2026 with an initial aggregate amount of approximately $60 million annually at inception, or approximately $15 million per quarter. The specific terms of the proposed dividend, including the record and payment dates, will be determined by the Board upon declaration of the dividend, which remains subject to customary conditions. The dividend policy may be modified, suspended or terminated at any time.

Discussion of Results

The following table provides the financial results of Liberty Capital for the three and six months ended June 30, 2025 and June 30, 2026.

	Three months ended				Six months ended
	June 30,				June 30,
(amounts in millions)	2025	2026	% Change		2025	2026	% Change

Consolidated Financial Metrics
Revenue
Consumer	$119	$117	(2)%		$240	$232	(3)%
Business	142	144	1%		287	285	(1)%
Total revenue	$261	$261	—%		$527	$517	(2)%

Operating expenses (exclusive of depreciation and amortization):
Consumer direct costs	$(35)	$(33)	6%		$(71)	$(65)	8%
Business direct costs	(26)	(35)	(35)%		(52)	(67)	(29)%
Technology expense	(67)	(69)	(3)%		(130)	(137)	(5)%
Total operating expenses (exclusive of depreciation and amortization)	$(128)	$(137)	(7)%		$(253)	$(269)	(6)%

Selling, general and administrative expense (exclusive of stock-based compensation)	$(25)	$(28)	(12)%		$(53)	$(59)	(11)%

Adjusted OIBDA(a)	$108	$96	(11)%		$221	$189	(14)%
Adjusted OIBDA margin(a) (%)	41.4%	36.8%	(460)	bps	41.9%	36.6%	(530)	bps

Stock-based compensation	$(5)	$(7)	(40)%		$(7)	$(15)	(114)%
Depreciation and amortization	$(52)	$(56)	(8)%		$(105)	$(108)	(3)%
Acquisition costs	$-	$(4)	NM		$-	$(7)	NM

Operating income (loss)	$51	$29	(43)%		$109	$59	(46)%
Operating income margin (%)	19.5%	11.1%	(840)	bps	20.7%	11.4%	(930)	bps

Capital expenditures, net of grant proceeds	$(51)	$(70)	(37)%		$(100)	$(125)	(25)%

(a)	See reconciling schedule 1.

GCI revenue was flat in the second quarter of 2026. Consumer revenue decreased 2%, driven primarily by fully exiting the video business in 2025. Business revenue increased 1%, driven by growth in data revenue.

GCI revenue decreased for the six months ended June 30, 2026. Consumer revenue declined 3% due to fully exiting the video business in 2025. Business revenue declined 1% driven by a decline in data revenue.

Operating income decreased $22 million and Adjusted OIBDA decreased $12 million in the second quarter driven by increased operating expenses. Operating income decreased $50 million and Adjusted OIBDA declined $32 million for the six months ended June 30, 2026, driven by increased operating expenses and declining revenue. The decline in operating income was also impacted by $4 million and $7 million of acquisition costs related to Quintillion in the three and six months ended June 30, 2026, respectively.

Year to date, GCI has spent $125 million, net of grant proceeds, on capital expenditures related primarily to improvements to the rural wireless and state-wide data networks in Alaska. GCI's net capital expenditures for the full year 2026 are expected to be $290 million, including $20 million carried over from 2025 due to normal course timing shifts. A significant portion of the increased capital expenditures in 2026 is related to hybrid fiber-coaxial network improvements in urban Alaska.

On a trailing twelve-month basis through the second quarter of 2026, net cash provided by operating activities totaled $308 million and free cash flow over the same period was $59 million.

GCI Consumer

	Three months ended				Six months ended
	June 30,				June 30,
(amounts in millions, except operating metrics)	2025	2026	% Change		2025	2026	% Change
GCI Consumer
Financial Metrics
Revenue
Data	$60	$60	—%		121	119	(2)%
Wireless	51	52	2%		101	104	3%
Other	8	5	(38)%		18	9	(50)%
Total revenue	$119	$117	(2)%		240	232	(3)%

Consumer direct costs	(35)	(33)	6%		(71)	(65)	8%

Consumer gross margin	$84	$84	—%		169	167	(1)%
Consumer gross margin (%)	70.6%	71.8%	120	bps	70.4%	72.0%	160	bps

Operating Metrics
Data:
Broadband subscribers(a)	153,800	155,400	1%
Wireless:
Wireless lines in service(b)	199,200	202,100	1%

(a)	A broadband subscriber is defined by the purchase of high speed data service. If one entity purchases multiple broadband service access points, each access point is counted as a subscriber. Small-to-Medium Business customers, promotional broadband access points and customers that have been inactive for 60 days or less are included. Consumer broadband subscribers as of June 30, 2026 includes approximately 5,400 acquired subscribers related to a small broadband operator.
(b)	A consumer wireless line in service is defined as a wireless device with a monthly fee for services. Consumer wireless lines include Small-to-Medium Business customers, promotional lines, postpaid lines that have been inactive for 60 days or less and paying prepaid lines.

GCI Consumer revenue declined 2% and 3% for the three and six months ended June 30, 2026, respectively. The decreases were driven primarily by fully exiting the video business in 2025, partially offset by growth in wireless revenue.

Data revenue was flat and declined 2% for the three and six months ended June 30, 2026, respectively. The decrease for the six months ended June 30, 2026 was driven by a decline in data subscribers, excluding acquisitions. During the second quarter of 2026, GCI purchased a small broadband provider, adding an incremental 5,400 broadband subscribers. Excluding the impact of the acquisition, broadband subscribers would have declined by 1,200 year-to-date.

Wireless revenue increased 2% and 3% for the three and six months ended June 30, 2026, respectively, driven by an increase in wireless lines in service. Consumer wireless lines grew 1% year-over-year, bringing total consumer wireless lines to 202,100. Year-to-date, GCI added 3,100 consumer wireless lines.

GCI Consumer gross margin was 72.0% for the six months ended June 30, 2026, a 160 bps increase from the same period last year. GCI Consumer direct costs decreased 8%, driven by lower video programming costs from the exit of video services during the third quarter of 2025.

GCI Business

	Three months ended				Six months ended
	June 30,				June 30,
(amounts in millions, except operating metrics)	2025	2026	% Change		2025	2026	% Change
GCI Business
Financial Metrics
Revenue
Data	$125	$127	2%		253	251	(1)%
Wireless	10	10	—%		20	20	—%
Other	7	7	—%		14	14	—%
Total revenue	$142	$144	1%		287	285	(1)%

Business direct costs	(26)	(35)	(35)%		(52)	(67)	(29)%

Business gross margin	$116	$109	(6)%		235	218	(7)%
Business gross margin (%)	81.7%	75.7%	(600)	bps	81.9%	76.5%	(540)	bps

Operating Metrics
Wireless:
Wireless lines in service(a)	8,600	8,000	(7)%

(a)	A business wireless line in service is defined as a wireless device with a monthly fee for services. Business wireless lines include enterprise customers, promotional lines and postpaid lines that have been inactive for 60 days or less.

GCI Business revenue grew 1% and declined 1% for the three and six months ended June 30, 2026, respectively. The increase for the three months ended June 30, 2026 was driven by growth in business data revenue from service upgrades with existing healthcare and education customers. The decrease for the six months ended June 30, 2026 was due to a decline in business data revenue as the prior year period benefitted from approximately $4 million of revenue relating to the successful appeal of rates for services provided to certain healthcare customers in previous years.

GCI Business gross margin was 76.5% in the six months ended June 30, 2026, a 540 bps decrease from the same period last year. GCI Business direct costs increased for both the three and six months ended June 30, 2026, driven primarily by higher distribution costs. A portion of the increase in distribution costs relates to restored service on the Quintillion network in which GCI uses capacity. The network was out of service during the six months ended June 30, 2025. The remaining increase is from costs related to upgraded services, including higher circuit costs.

FOOTNOTES

1)

Unless otherwise noted, highlights compare financial information for the three and six months ended June 30, 2026 to the same period in 2025. Liberty Capital will discuss these highlights and other matters on Liberty Capital’s earnings conference call that will begin at 11:15 a.m. (E.T.) on August 6, 2026. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	Liberty Capital’s principal operating asset is GCI Holdings (“GCI”), which provides data, mobile, voice and managed services to consumer, business, government and carrier customers throughout Alaska.
3)	For a definition of Adjusted OIBDA, Adjusted OIBDA margin and free cash flow and applicable non-GAAP reconciliations, see the accompanying schedule 1.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash, cash equivalents, restricted cash and debt of Liberty Capital as of March 31, 2026 and June 30, 2026.

(amounts in millions)	3/31/2026	6/30/2026

Cash, Cash Equivalents and Restricted Cash:	$448	$510

Debt:
Senior Notes(a)	$600	$600
Senior Credit Facility	366	596
Tower Obligations and Other(b)	69	67
Total Debt	$1,035	$1,263
GCI Leverage(c)	2.3x	2.8x
Liberty Capital Leverage(d)	1.6x	2.1x

Unamortized premium and deferred loan costs	11	8
Tower obligations and finance leases (excluded from GAAP Debt)	(65)	(64)
Total Debt (GAAP)	$981	$1,207

Other Financial Obligations:
Preferred Stock(e)	$10	$10

(a)	Principal amount of Senior Notes.
(b)	Includes the current and long-term obligations under tower obligations and other.
(c)	As defined in GCI's credit agreement.
(d)	Defined as Liberty Capital net debt including preferred stock and consolidated cash and cash equivalents, excluding restricted cash divided by Liberty Capital Adjusted OIBDA. Restricted cash was $13 million as of March 31, 2026 and June 30, 2026.
(e)	$10 million of non-voting preferred stock of Liberty Capital was issued to Liberty Broadband in the third quarter of 2025 and then sold by Liberty Broadband to third party buyers. The preferred stock has a 12% dividend rate and $1,000 per share liquidation price plus accrued and unpaid dividends. The mandatory redemption date is July 14, 2032.

Liberty Capital cash, cash equivalents and restricted cash increased $62 million in the second quarter of 2026 primarily due to cash from operations and incremental debt borrowings partially offset by an increase in capital expenditures and investing activities.

Liberty Capital debt increased $228 million in the second quarter of 2026, which included a drawdown of $160 million in order to fund the loan to Quintillion pursuant to the terms of the acquisition agreement.

As of June 30, 2026, GCI’s credit facility had undrawn capacity of $447 million (net of letters of credit), and GCI’s leverage as defined in its credit agreement was 2.8x.

Important Notice: Liberty Capital (Nasdaq: GLIBA, GLIBK) will discuss Liberty Capital’s earnings release on a conference call which will begin at 11:15 a.m. (E.T.) on August 6, 2026. The call can be accessed by dialing +1 (877) 407-3944 or +1 (412) 902-0038, passcode 13756847, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast, go to https://www.libertycapitalcorp.com/investors/news-events/ir-calendar. Links to this press release and replays of the call will also be available on Liberty Capital’s website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including certain statements relating to business strategies, expected future growth in cash flow and expenditures of capital, GCI’s planned acquisition of Quintillion and the quarterly dividend beginning in December 2026. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements generally can be identified by phrases such as “possible,” “potential,” “intends” or “expects” or other words or phrases of similar import or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could,” or similar variations. These forward-looking statements involve many risks and uncertainties that could cause actual results and the timing of events to differ materially from those expressed or implied by such statements, including, without limitation, competitive issues, customer demand, economic conditions (including inflationary pressures), regulatory and legislative matters affecting Liberty Capital’s businesses, the completion of GCI’s acquisition of Quintillion, Liberty Capital’s capital resources and capital requirements as well as applicable laws and other considerations in declaring a dividend, and Liberty Capital’s ability to execute its growth strategy. These forward-looking statements speak only as of the date of this press release, and Liberty Capital expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Capital’s expectations with regard thereto or any change of events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Capital, including the risk factors detailed in its most recent Form 10-K, as such risk factors may be amended, supplemented or superseded from time to time by other reports Liberty Capital subsequently files with the SEC, for additional information about Liberty Capital and the risks and uncertainties related to Liberty Capital’s business that may affect the statements made in this press release.

Contact: Hooper Stevens +1 (866) 876-0461

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA and trailing twelve months of free cash flow, which are non-GAAP financial measures, for Liberty Capital together with reconciliations to operating income and net cash provided by operating activities, respectively, as determined under GAAP, as well as Adjusted OIBDA margin. Liberty Capital defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition costs and impairment charges. Liberty Capital defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue. Liberty Capital defines free cash flow as net cash provided by operating activities less capital expenditures net of grant proceeds received for capital expenditures.

Liberty Capital believes Adjusted OIBDA and free cash flow are important indicators of the operational strength and performance of its business by identifying those items that are not directly a reflection of business performance or indicative of ongoing business trends. In addition, these measures allow management to assess Liberty Capital’s performance, its ability to service its debt, fund operations and make additional investments with internally generated funds, perform analytical comparisons, and identify strategies to improve performance. Liberty Capital believes presenting free cash flow on a trailing twelve month basis more accurately demonstrates the company’s liquidity profile by minimizing seasonal fluctuations, particularly around timing of Universal Service Fund cash receipts.  Because Adjusted OIBDA and free cash flow are used as measures of operating performance and liquidity, respectively, Liberty Capital views operating income and net cash provided by operating activities, respectively, as the most directly comparable GAAP measures. Adjusted OIBDA and free cash flow are not meant to replace or supersede operating income, net cash provided by operating activities or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Capital’s management considers in assessing the results of operations and performance of its assets. Please see the tables below for applicable reconciliations.

The following tables provide a reconciliation of Liberty Capital’s operating income to Adjusted OIBDA for the three and six months ended June 30, 2025 and June 30, 2026 and net cash provided by operating activities to free cash flow for the twelve months ended June 30, 2025 and June 30, 2026.

	Three months ended		Six months ended
	June 30,		June 30,
(amounts in millions)	2025	2026	2025	2026
Operating Income	$51	$29	$109	$59
Depreciation and amortization	52	56	105	108
Stock-based compensation	5	7	7	15
Acquisition costs	—	4	—	7
Adjusted OIBDA	$108	$96	$221	$189

	Twelve months	Twelve months
	ended	ended
(amounts in millions)	6/30/2025	6/30/2026
Net cash provided by (used in) operating activities	$342	$308
Capital expenditures	(243)	(259)
Grant proceeds	54	10
Free cash flow	$153	$59

LIBERTY CAPITAL CORPORATION

BALANCE SHEET INFORMATION

(unaudited)

	June 30,	December 31,
	2026	2025

	amounts in millions, except share amounts
Assets
Current assets:
Cash and cash equivalents	$497	416
Trade and other receivables, net of allowance for credit losses of $4 and $4, respectively	131	141
Prepaid and other current assets	60	58
Total current assets	688	615
Property and equipment, net	1,313	1,257
Intangible assets not subject to amortization
Goodwill	648	638
Cable certificates	149	149
Other	25	25
	822	812
Intangible assets subject to amortization, net	355	372
Deferred income tax assets	21	31
Other assets, net	320	147
Total assets	3,519	3,234

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	127	123
Deferred revenue	24	23
Current portion of debt	7	4
Other current liabilities	46	46
Total current liabilities	204	196
Long-term debt, net	1,200	979
Obligations under tower obligations	61	69
Long-term deferred revenue	131	130
Other liabilities	170	154
Total liabilities	1,766	1,528

Redeemable noncontrolling interest in equity of subsidiary	18	18

Equity
Series A GCI Group common stock, $.01 par value. Authorized 100,000,000 shares; issued and outstanding 3,650,938 at June 30, 2026 and December 31, 2025	—	—
Series B GCI Group common stock, $.01 par value. Authorized 3,750,000 shares; issued and outstanding 400,806 at June 30, 2026 and December 31, 2025	—	—
Series C GCI Group common stock, $.01 par value. Authorized 100,000,000 shares; issued and outstanding 35,853,250 and 35,751,850 at June 30, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	2,373	2,360
Retained earnings (deficit)	(638)	(672)
Total equity	1,735	1,688
Commitments and contingencies
Total liabilities and equity	$3,519	3,234

LIBERTY CAPITAL CORPORATION

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025

	amounts in millions,
	except per share amounts
Revenue	$261	261	517	527
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization)	137	128	269	253
Selling, general and administrative expense (including stock-based compensation)	35	30	74	60
Depreciation and amortization	56	52	108	105
Acquisition costs	4	—	7	—
	232	210	458	418
Operating income (loss)	29	51	59	109
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(12)	(12)	(20)	(22)
Other, net	6	2	10	3
	(6)	(10)	(10)	(19)
Earnings (loss) before income taxes	23	41	49	90
Income tax benefit (expense)	(7)	(14)	(15)	(28)
Net earnings (loss)	$16	27	34	62
Basic net earnings (loss) attributable to Series A, Series B and Series C GCI Group shareholders per common share	$0.40	0.87	0.85	2.00
Diluted net earnings (loss) attributable to Series A, Series B and Series C GCI Group shareholders per common share	$0.40	0.87	0.85	2.00

LIBERTY CAPITAL CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Six months ended
	June 30,
	2026	2025

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$34	62
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	108	105
Stock-based compensation	15	7
Deferred income tax expense (benefit)	14	(6)
Other, net	(2)	(2)
Change in other assets and liabilities:
Decrease (increase) in accounts receivable	11	52
Amortization of right-of-use asset	24	24
Decrease (increase) in other assets	(9)	9
(Decrease) increase in operating lease liabilities	(25)	(28)
(Decrease) increase in taxes payable	—	16
(Decrease) increase in payables and other liabilities	(6)	(13)
Net cash provided by (used in) operating activities	164	226
Cash flows from investing activities:
Cash paid for acquisitions	(11)	—
Loan to Quintillion	(160)	—
Capital expenditures	(130)	(119)
Grant proceeds received for capital expenditures	5	19
Purchase of investments	(107)	—
Sale of investments	107	—
Other investing activities, net	—	6
Net cash provided by (used in) investing activities	(296)	(94)
Cash flows from financing activities:
Borrowings of debt	464	691
Repayments of debt and tower obligations	(244)	(775)
Other financing activities, net	(7)	(6)
Net cash provided by (used in) financing activities	213	(90)
Net increase (decrease) in cash, cash equivalents and restricted cash	81	42
Cash, cash equivalents and restricted cash, beginning of period	429	75
Cash, cash equivalents and restricted cash, end of period	$510	117